Exhibit 99.1

Keryx Biopharmaceuticals Announces Changes to its Board of Directors

•	Mark Enyedy appointed to Keryx’s board of directors

•	Current Keryx board member Michael Rogers appointed chairman

BOSTON, MA, September 13, 2017 – Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on bringing innovative medicines to people with kidney disease, today announced the appointment of Mark J. Enyedy as an independent member of the company’s board of directors. Mr. Enyedy brings extensive biopharmaceutical leadership experience to the company. John Butler, chairman of the Keryx board of directors and president and chief executive officer of Akebia Therapeutics, Inc., has resigned from Keryx’s board. Current Keryx board member Michael Rogers has been appointed as chairman of the board. These changes are effective immediately.

“On behalf of the entire board, we look forward to Mike’s chairmanship and thank John for his contributions to our company,” said Greg Madison, president, chief executive officer and board member of Keryx Biopharmaceuticals. “We are thrilled to have Mark join our board. His experience building leading biopharmaceutical organizations will be invaluable to Keryx as we work to pursue our vision of building a leading multi-product company focused on kidney disease.”

“Keryx has a unique opportunity, as it prepares for the potential launch of an additional indication for Auryxia, to help more than one million adults with chronic kidney disease in the United States manage two complications of this illness,” said Mr. Enyedy. “Auryxia has all of the characteristics of a foundational medicine from which Keryx can build a leading multi-product company focused on improving outcomes for people with kidney disease. I look forward to working with the Keryx team in realizing this vision.”

“It has been a pleasure to work with the Keryx team,” said Mr. Butler. “I am proud of our accomplishments during my time on the board and I look forward to following the company’s continued success.”

Mr. Enyedy has more than 25 years of combined general management, business development, and legal experience in the biotechnology industry across multiple therapeutic areas. He currently serves as president and chief executive officer of ImmunoGen, Inc., a position he has held since 2016. Prior to ImmunoGen, Mr. Enyedy served as executive vice president and head of corporate development for Shire plc leading the company’s strategy, merger and acquisitions,, and corporate planning functions and providing commercial oversight for the company’s pre-Phase 3 portfolio. Previously, Mr. Enyedy served as chief executive officer of Proteostasis Therapeutics, Inc., following 15 years at Genzyme Corporation in diverse roles, and president of the transplant, oncology, and multiple sclerosis divisions. Before joining Genzyme, Mr. Enyedy was an associate with the law firm Palmer & Dodge. He holds a J.D. from Harvard Law School and a B.S. from Northeastern University. Mr. Enyedy also serves on the board of directors of Fate Therapeutics.

Pursuant to the company’s October 2015 financing transaction with The Baupost Group, LLC., Mr. Enyedy replaces Mr. Butler as Baupost’s board appointee.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc., with headquarters in Boston, Massachusetts, is focused on the development and commercialization of innovative medicines that provide unique and meaningful advantages to people with kidney disease. The Keryx team consists of approximately 200 committed people working with passion to advance the care of people with this complex disease. In September 2014, the U.S. Food and Drug Administration approved Keryx’s first medicine, Auryxia® (ferric citrate) tablets. For more information about Keryx, please visit www.keryx.com.

Forward Looking Statements

Some of the statements included in this press release, particularly those regarding the commercialization and ongoing clinical development of Auryxia and the submission of an sNDA to the FDA to expand the label of ferric citrate to include the treatment of IDA in adults with stage 3-5 NDD-CKD and the potential approval in this indication and the impact thereof on Keryx, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: whether we can increase adoption of Auryxia in patients with CKD on dialysis in order to achieve our 2017 financial guidance; whether we can maintain our operating expenses to projected levels while continuing our current clinical, regulatory and commercial activities; the risk that the FDA may not concur with our interpretation of our Phase 3 study results in NDD- CKD, supportive data, conduct of the studies, or any other part of our regulatory submission and could ultimately deny approval of ferric citrate for the treatment of IDA in adults with stage 3-5 NDD-CKD; the risk that if approved for use in NDD-CKD that we may not be able to successfully market Auryxia for use in this indication; our ability to continue to supply Auryxia to the market; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

KERYX BIOPHARMACEUTICALS CONTACTS:

Amy Sullivan

Senior Vice President, Corporate Affairs

T: 617.466.3519

amy.sullivan@keryx.com

Lora Pike

Senior Director, Investor Relations & Corporate Communications

T: 617.466.3511

lora.pike@keryx.com